INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of IMSCO Technologies, Inc.
  North Andover, Massachusetts



         We have audited the accompanying consolidated balance sheet of IMSCO Technologies, Inc. and Subsidiaries [a development stage company] as of December 31, 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IMSCO Technologies, Inc. and Subsidiaries [a development stage company] as of December 31, 1998, the results of their operations and their cash flows for each of the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the consolidated financial statements, the Company has suffered recurring losses since its inception primarily resulting from no revenues, has accumulated deficits at December 31, 1998 of $9,422,387, has utilized $768,184 in cash for operations for the year ended December 31, 1998, and is in default on certain promissory notes. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 8. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.








                                     MOORE STEPHENS, P.C.
                                     Certified Public Accountants.

Cranford, New Jersey

April 28, 1999, except as to Note 16D
for which the date is May 25, 1999 and
Note 16E for which the date is May 26, 1999

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]


CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1998.



Assets:
Current Assets:
  Cash                                                                           $     22,992
  Other Current Assets                                                                  1,000
                                                                                        -----

  Total Current Assets                                                                 23,992

Property and Equipment:
  Property and Equipment                                                              123,066
  Leasehold Improvements                                                                5,845

  Total - At Cost                                                                     128,911
  Less: Accumulated Depreciation and Amortization                                     (98,918)
                                                                                       ------
  Property and Equipment - Net                                                         29,993
                                                                                       ------
Other Assets:

  Deposits                                                                              3,499
  Deferred Financing Costs[15]                                                         82,577

  Total Other Assets                                                                   86,076
                                                                                       ------
  Total Assets                                                                       $140,061
                                                                                     ========

See Notes to Consolidated Financial Statements.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]


CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1998.




Liabilities and Stockholders' [Deficit]:
Current Liabilities:
  Notes Payable[15][16D]                                                             $390,000
  Accounts Payable                                                                    161,982
  Accrued Salaries                                                                    153,190
  Accrued Expenses                                                                     24,472
  Accrued Payroll Taxes                                                                48,006
  Accrued Marketing Fees                                                               53,000
  Accrued Legal Fees                                                                   50,955
  Due to Stockholders                                                                  29,800
                                                                                       ------

  Total Current Liabilities                                                           911,405
                                                                                      -------
Commitments and Contingencies [7] [12]                                                     --
                                                                                       ------

Stockholders' [Deficit]:
  Series A Preferred Stock - Authorized 1,000,0000 Shares
    at $.0001 Par Value; 45,000 Convertible Shares, Issued and
    Outstanding [5F]                                                                        5

  Common Stock - Authorized 15,000,000 Shares at $.0001 Par Value;
    7,681,278 Shares Issued and Outstanding                                               769

  Additional Paid-in Capital - Series A Convertible Preferred Stock                   224,995

  Additional Paid-in Capital - Common Stock                                         9,803,770

  Less:  Prepaid Advertising Credits                                               (1,378,496)

  Deficit Accumulated During Development Stage                                     (8,801,479)

  Accumulated Deficit - Discontinued Operations                                      (620,908)
                                                                                     --------

  Total Stockholders' [Deficit]                                                      (771,344)
                                                                                      -------
  Total Liabilities and Stockholders' [Deficit]                                  $    140,061
                                                                                 ============



See Notes to Consolidated Financial Statements.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]


CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         Cumulative
                                                                                           Amounts
                                                                                            from
                                                                                        July 9, 1992
                                                                                       [Inception of
                                                                                         the Current
                                                                                         Development
                                                                Years ended               Stage] to
                                                               December 31,             December 31,
                                                           1 9 9 8         1 9 9 7         1 9 9 8
                                                           ---------------------------------------

General, Administrative and Development Expense:
  Research and Development Expense                    $      29,900    $     66,251    $    293,014
  Salaries and Wages                                        266,511         189,794         702,154
  Officer Salaries                                          661,070         190,714       1,184,853
  Payroll Taxes                                              55,846          29,756         140,872
  Outside Labor                                              36,596          34,190         191,136
  Professional and Consulting Fees                          161,490         276,547         908,020
  Professional and Consulting Fees - Non-Cash [5C][11]    1,126,158         735,249       2,074,969
  Rent                                                       17,804          58,217         156,019
  Rent - Related Party                                        3,750              --           3,750
  Insurance                                                  73,642          34,763         163,243
  Travel and Business Meeting                                59,390          51,997         177,929
  Auto Expense                                               20,230          16,247          60,769
  Telephone and Utilities                                    11,329          16,376          61,402
  Office Expense                                             10,366          80,195         130,843
  Equipment Rental                                            8,474          16,480          33,299
  Corporate Fees                                              9,808          19,568          69,981
  Advertising                                                92,942         223,961         318,703
  Depreciation and Amortization                              10,669          13,258          23,927
  Litigation Settlement                                          --       1,538,392       1,538,392
  Franchise Tax                                                 456             619           1,987
                                                          -----------------------------------------

  General, Administrative and Development
    Expense                                               2,656,431       3,592,574       8,235,262
                                                          -----------------------------------------

Other Income [Expense]:
  Dividend and Interest Income                                   --           5,541          11,633
  Interest Expense [15]                                    (224,731)             --        (533,778)
  Loss on Sale of Fixed Assets                                   --         (44,072)        (44,072)
                                                              -----          ------          ------

  Other [Expense] - Net                                    (224,731)        (38,531)       (566,217)
                                                           --------         -------        --------

  [Loss] Before Income Taxes                             (2,881,162)     (3,631,105)     (8,801,479)

Provision for Income Tax                                         --              --              --
                                                         ------------------------------------------

  Net [Loss]                                             (2,881,162)   $ (3,631,105)   $ (8,801,479)
                                                         ----------    ============    ============

  [Loss] Per Share                                    $        (.39)   $      (0.57)
                                                      ==============    ===========

  Weighted Average Shares Outstanding                     7,370,026       6,318,281
                                                          =========================


See Notes to Consolidated Financial Statements.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY [DEFICIT]

                                                                                   Deficit
                         Series A Convertible                Paid-in             Accumulated  Accumulated                 Total
                         Preferred Stock     Common Stock    Capital               During       Deficit      Prepaid   Stockholders'
                       Number of         Number of          Preferred   Paid-in  Development  Discontinued  Advertising   Equity
                       Shares    Amount   Shares    Amount    Stock     Capital     Stage      Operations      Credit   [Deficit]
                      --------------------------------------------------------------------------------------------------------------
Balance at
December 31, 1995        --    $   --   2,995,425  $   299  $   --    $1,796,700 $(1,226,454)  $ (620,908)   $   --     $(50,363)
Private Placement        --        --      10,000        1      --        19,999          --          --         --       20,000

Issuance of
Subsidiary Stock         --        --         --        --      --        10,000          --          --         --       10,000

Issuance of
Shares                   --        --      47,000        5      --            (5)         --          --         --           --

Issuance of
Shares for
Consulting
Services                 --        --     284,000       28      --       213,534          --          --         --      213,562

Issuance of
Shares in
Payment of
Loan                     --        --     227,000       23      --       299,977          --          --         --      300,000

Issuance of
Shares for
Advertising
Credits                  --        --   1,136,000      114      --     1,499,886          --          --    (1,500,000)       --

Issuance of
Shares for
Settlement
of Debt                  --        --     775,000       77      --       943,543          --          --         --      943,620

Issuance of
Shares for
Subsidiary
Stock                    --        --     468,000       47      --           (47)         --          --         --           --

Private
Placement                --        --     150,000       15      --       299,985          --          --         --      300,000

Net [Loss]                         --          --       --      --            --          --   (1,062,758)       --           --
                         -------------------------------------------------------------------------------------------------------
(1,062,758)

  Balance at
  December 31, 1996      --        --   6,092,425      609      --     5,083,572   (2,289,212)   (620,908)  (1,500,000)  674,061

Warrants Issued for
  Cost of
  Advertising
  Credits -
  Restatement            --        --         --       --       --       108,170          --          --      (108,170)
                         ---------------------------------------------------------------------------------------------------------

  Adjusted Balance at
   December 31, 1996 -
   Forward               -- $      --  6,092,425  $   609  $    --   $ 5,191,742 $ (2,289,212) $ (620,908) $(1,608,170    $ 674,061
                         ==========================================================================================================

See Notes to Consolidated Financial Statements.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY [DEFICIT]

                                                                                   Deficit
                         Series A Convertible                Paid-in             Accumulated  Accumulated                 Total
                         Preferred Stock     Common Stock    Capital               During       Deficit      Prepaid   Stockholders'
                       Number of         Number of          Preferred   Paid-in  Development  Discontinued  Advertising   Equity
                       Shares    Amount   Shares    Amount    Stock     Capital     Stage      Operations      Credit   [Deficit]
                      --------------------------------------------------------------------------------------------------------------

Adjusted Balance at
December 31, 1996 -
Forwarded                --     $  --   6,092,425    $ 609    $ --    $5,191,742  $(2,289,212)  $(620,908)   $(1,608,170)  $674,061

Issuance of
Shares for
Consulting
Services                 --        --     100,000       10      --       274,990          --          --         --           --

Issuance of
Shares on Consulting
Services                 --        --      75,000        8      --       196,867          --          --         --           --

Private
Placement                --        --      23,000        2      --        34,498          --          --         --           --

Issuance of
Shares for
Professional
Services                 --        --      18,500        2      --        27,747          --          --         --           --

Private
Placement                --        --      15,000        2      --        33,748          --          --     (1,500,000)      --

Issuance of
Shares for
Consulting
Services                 --        --     130,000       13      --       235,612          --          --         --           --

Private
Placement                --        --      62,611        6      --       122,994          --          --         --           --

Advertising
Credits Used             --        --          --       --      --            --          --          --         --           --

Net [Loss]                         --          --       --      --            --   (3,631,105)   (1,062,758)     --           --
                         -------------------------------------------------------------------------------------------------------

  Balance at
  December 31, 1997 -
  Forward                --     $  --   6,516,536      652      --     6,118,198  $(5,920,317)    $(620,908) (1,394,438) (1,816,813)
                         ===========================================================================================================

See Notes to Consolidated Financial Statements.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY [DEFICIT]



                                                                                   Deficit
                         Series A Convertible                Paid-in             Accumulated  Accumulated                 Total
                         Preferred Stock     Common Stock    Capital               During       Deficit      Prepaid   Stockholders'
                       Number of         Number of          Preferred   Paid-in  Development  Discontinued  Advertising   Equity
                       Shares    Amount   Shares    Amount    Stock     Capital     Stage      Operations      Credit   [Deficit]
                      --------------------------------------------------------------------------------------------------------------

Balance at
December 31, 1997 -
Forwarded                --     $  --   6,516,536    $ 652    $ --   $6,118,198  $(5,920,317)  $(620,908)  $(1,394,438) $(1,816,813)

Exercise of
Stock Warrants
[5A][11]                 --        --      66,000        7      --       59,393          --          --         --           59,400

Issuance of
Shares in Settlement
of Litigation [5B]       --        --     399,081       39      --    1,538,353          --          --         --        1,538,392

Issuance of
Shares for
Services [5C]            --        --     612,911       62      --      903,838          --          --         --          903,900

Issuance of
Stock Warrants
for 600,000 Shares
of Common Stock
for Consulting
Services [11]            --        --          --       --      --      656,284          --          --         --          656,284

Granting of Stock
Options for 266,750
Shares of Common
Stock to Employees [11]  --        --          --       --      --      133,375          --          --         --          133,375

Private Placement of
Common Stock [5D]        --        --      70,000        7      --       69,993          --          --         --           70,000

Exercise of
Stock Options [5E][11]   --        --      16,750        2      --       24,998          --          --         --           25,000

Issuance of Stock
Warrants for
390,000 Shares of
Common Stock for Notes
Payable [15][11]         --        --          --       --      --      299,085          --          --         --          299,085

Private Placement of
Series A Convertible
Preferred Stock [5F]     --        --          --       --      --           --          --          --         --          225,000

270 Shares Issuable
Pursuant to Financing
Penalty [5F]             --        --          --       --      --          253          --          --         --              253

Advertising Credits
Used                     --        --          --       --      --           --          --          --         --           15,942

Net [Loss]               --        --          --       --      --           --   (2,881,162)        --         --      (2,881,162)
                         ---------------------------------------------------------------------------------------------------------

  Balance at
  December 31, 1997 -
  Forward                --     $   5  $7,681,278     $769  $224,995  $9,803,770  $(8,801,479)   $(620,908) (1,378,496) $(771,344)
                         =========================================================================================================

See Notes to Consolidated Financial Statements.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]


CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                         Cumulative
                                                                                           Amounts
                                                                                            from
                                                                                        July 9, 1992
                                                                                       [Inception of
                                                                                         the Current
                                                                                         Development
                                                                Years ended               Stage] to
                                                               December 31,             December 31,
                                                           1 9 9 8         1 9 9 7         1 9 9 8
                                                           ---------------------------------------

Operating Activities:
  Net [Loss]                                          $  (2,881,162)   $ (3,631,105)   $ (8,801,479)
                                                      -------------    ------------    ------------
  Adjustments to Reconcile Net [Loss] to Net Cash
    [Used for] Operating Activities:
    Decrease [Increase] in Due from Officers                     --              --            (120)
    Depreciation and Amortization                            10,668          13,258          26,539
    Contract Services Paid with Common Stock [5C]           903,900         729,970       2,070,915
    Interest Paid with Common Stock                             253              --         300,253
    Interest Expense - Deferred Finance Costs [15]          216,508              --         216,508
    Grant of Stock Options and Warrants for
      Past Services [11]                                    789,659              --         789,659
    Amortization of Prepaid Advertising Credits              15,942         213,732         229,674
    Loss on Disposal of Property and Equipment                   --          44,072          44,072

  Changes in Assets and Liabilities:
    [Increase] Decrease in:
      Other Current Assets                                       --          (1,000)         (1,000)
      Miscellaneous Receivables                                  --         200,000              --
      Other Assets                                               --             100          20,200
      Security Deposits                                          --          18,149           1,176
      Accounts Receivable                                        --              --           2,998

    Increase [Decrease] in:
      Accounts Payable                                       (3,973)        137,078          97,531
      Accrued Expenses                                      (59,748)      1,584,156       1,562,864
      Accrued Salaries                                      104,504          48,686         153,190
      Accrued Payroll Taxes                                  31,310           6,146          48,006
      Accrued Marketing Fees                                 53,000              --          53,000
      Accrued Legal Fees                                     50,955              --          50,955
                                                             --------------------------------------

    Total Adjustments                                     2,112,978       2,994,347       5,666,420
                                                          -----------------------------------------

  Net Cash - Operating Activities - Forward                (768,184)       (636,758)     (3,135,059)
                                                           --------        --------      ----------

Investing Activities:
  Purchase of Fixed Assets                                       --         (39,674)       (118,212)
  Prepaid Research Testing                                       --              --          (7,734)
  Proceeds from Sale of Fixed Assets                             --          21,000          21,000
                                                                 ----------------------------------

  Net Cash - Investing Activities - Forward           $           -    $    (18,674)   $   (104,946)


See Notes to Consolidated Financial Statements.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]


CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                         Cumulative
                                                                                           Amounts
                                                                                            from
                                                                                        July 9, 1992
                                                                                       [Inception of
                                                                                         the Current
                                                                                         Development
                                                                Years ended               Stage] to
                                                               December 31,             December 31,
                                                           1 9 9 8         1 9 9 7         1 9 9 8
                                                           ---------------------------------------

  Net Cash - Operating Activities - Forwarded         $    (768,184)   $   (636,758)   $ (3,135,059)
                                                      -------------    ------------    ------------

  Net Cash - Investing Activities - Forwarded                    --         (18,674)       (104,946)
                                                                 ------------------        --------

Financing Activities:
  Cash Overdraft                                            (18,804)         18,804              --
  Proceeds from Notes Payable                               390,000              --         775,000
  Proceeds from Issuance of Common Stock
    [5A][5D][5E]                                            154,400         196,528       2,247,304
  Proceeds from Preferred Stock Subscriptions [5F]          225,000              --         225,000
  Loans from Stockholders                                    38,300           3,000          41,300
  Payment on Loans from Stockholders                        (11,500)             --         (11,500)
                                                            -------              ------------------

  Net Cash - Financing Activities                           777,396         218,332       3,277,104
                                                            ---------------------------------------

  Net Increase [Decrease] in Cash                             9,212        (437,100)         37,099
Cash - Beginning of Periods                                  13,780         450,880            (327)
                                                             --------------------------------------
  Cash - End of Periods                               $      22,992    $     13,780    $     36,772
                                                      =============================================

Supplemental Disclosures of Cash Flow Information:
  Cash paid during the periods for:
    Interest                                          $          --    $         --    $      9,047
    Income Taxes                                      $          --    $         --    $         --

Supplemental Schedule of Non-Cash Investing and Financing Activities:
  During 1998, the Company entered into a financing transaction by settling an accrued expense of $1,538,392 with the issuance of 399,081 shares of common stock [See Note 5B].

  During 1998, the Company entered into financing transactions by granting stock warrants in connection with total financing costs of $299,085. The unamortized balance of deferred financing costs at December 31, 1998 amounted to $82,577
[See Note 15].



See Notes to Consolidated Financial Statements.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



[1] Summary of Significant Accounting Policies

ORGANIZATION - In July 1996, IMSCO, Inc. was reincorporated in Delaware as IMSCO Technologies, Inc. The Company filed a Certificate of Incorporation in Delaware incorporating a new wholly-owned subsidiary, IMSCO Technologies, Inc. The Board of Directors of the Company at a meeting held in May 1996 voted, subject to the adoption by the stockholders, to merge into its wholly-owned subsidiary, IMSCO Technologies, Inc., a Delaware corporation. On July 9, 1996, the stockholders of IMSCO, Inc., voted to approve the change of corporate domicile from Massachusetts to Delaware. Therefore, on July 18, 1996, there remained one surviving corporation and the name surviving corporation became IMSCO Technologies, Inc. As of the effective date of the merger, each stockholder of the Company held one share of common stock, par value $.0001 per share, of IMSCO Technologies, Inc. for each one share of common stock, par value $.001 per share, of IMSCO, Inc. previously held by him.

Imsco Technologies, Inc., a Delaware corporation, is currently a development stage enterprise which has developed a core technology that achieves molecular separation with innovative applications of electrostatics. Until July 7, 1992, the Company was engaged in the sale of an automated luminometer and an accompanying reagent system that measures raw material for microbiological contamination. The Company discontinued operations and liquidated the remaining inventory of reagents on April 16, 1993. Due to a lack of demand for the technology developed, the Company changed its focus and began applying its engineering and medical talents to the development of a separation system. No revenue has been received from current products to date. The technology developed has two prototypes. Tests of the Company's decaffeination technology have successfully removed caffeine from coffee. In addition, The Plasma Pure has been tested and can remove viruses from plasma.

The Company's subsidiaries, Decaf Products, Inc. ["DPI"] and BioElectric Separation and Testing, Inc. ["BEST"] [the subsidiaries] were formed in 1995. DPI was formed to market a unique proprietary technologies to decaffeinate coffee. BEST was founded to create systems to improve human therapy, by developing new diagnostics and improved methods for production and use of drugs, biologics, and extracorporeal devices. As of December 31, 1998, the subsidiaries had minimal activity, did not own any assets and are not liable for any liabilities.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiaries Decaf Products, Inc. ["DPI"] and BioElectric Separation and Testing, Inc. ["BEST"]. All significant inter-company accounts and transactions have been eliminated in consolidation.

PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Significant additions or improvements extending asset lives are capitalized; normal maintenance and repair costs are expensed as incurred. Depreciation is provided on the straight-line method over the estimated useful lives of the assets ranging from three to five years.

CASH EQUIVALENTS - The Company considers all highly liquid investments with an original maturity of less than three months to be cash equivalents. At December 31, 1998, the Company had no cash equivalents.

INCOME TAXES - The Company accounts for income taxes under Statement of Financial Accounting Standards ["SFAS"] No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the asset and liability method is used to determine deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #2



[1] Summary of Significant Accounting Policies [Continued]

EARNINGS [LOSS] PER SHARE - The Financial Accounting Standards Board ["FASB"], has issued Statement of Financial Accounting Standards ["SFAS"] No. 128, "Earning Per Share", which is effective for financial statements issued for periods ending after December 15, 1997. Accordingly, earnings per share data in the financial statements for the year ended December 31, 1997, have been calculated in accordance with SFAS No. 128.

SFAS No. 128 supercedes Accounting Principles Board Opinion No. 15, "Earning Per Share," and replaces its primary earnings per share with a new basic earning per share representing the amount of earnings for the period available to each share of common stock outstanding during the reporting period. SFAS No. 128 also requires a dual presentation of basic and diluted earnings per share on the face of the statement of operations for all companies with complex capital structures. Diluted earnings per share reflects the amount of earnings for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock.

The computation of diluted earnings per share does not assume conversion, exercise or contingent issuance of securities that would have an antidulutive effect on earnings per share [i.e., increasing earnings per share or reducing loss per share]. The dilutive effect of outstanding options and warrants and their equivalents are reflected in dilutive earnings per share by the application of the treasury stock method which recognizes the use of proceeds that could be obtained upon the exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common stock at the average market price during the period. Options and warrants will have a dilutive effect only when the average market price of the common stock during the period exceeds the exercise price of the options or warrants.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STOCK OPTIONS AND SIMILAR EQUITY INSTRUMENTS - On January 1, 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards ["SFAS"] No. 123, "Accounting for Stock-Based Compensation," for stock options and similar equity instruments [collectively "Options"] issued to employees and directors, however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

RECLASSIFICATIONS - Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the current year's presentation.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #3



[2] Income Taxes

Income taxes have been recorded under SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes reflect the net tax effects of (i) operating loss carryforwards, and (ii) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's net deferred tax asset as of December 31, 1998 is as follows:

Deferred Tax Asset:
  Net Operating Loss Carryforward                              $   3,768,000
  Valuation Allowance for Deferred Tax Asset                       3,768,000
                                                                   ---------

  Net Deferred Tax Asset                                       $          --
  -------------------------------------------------------------=============

The valuation allowance of $3,768,000 at December 31, 1998, represents an increase of $1,152,000 over the preceding year.

The Company has approximately $9,421,000 of net operating losses as of December 31, 1998 which may reduce taxable income and income taxes in future years. The utilization of these losses to reduce future income taxes will depend on generating sufficient taxable income prior to their expiration through the year 2013. In addition, the Internal Revenue Code of 1986 includes provisions which may limit the net operating loss carryforwards available for uses in any given year if certain events occur including significant changes in stock ownership.

The Company has net operating loss carryforwards of approximately $9,421,000 which expire as follows:

            Years ended
           December 31,                       Amount

               2001                        $        4,000
               2002                               181,000
               2003                               233,000
               2004                                88,000
               2005                                71,000
               2009                               863,000
               2010                               406,000
               2011                             1,063,000
               2012                             3,631,000
               2013                             2,881,000
                                                ---------

               Total                       $    9,421,000
               -----                       ==============

A reconciliation of the federal statutory income tax rate to the Company's effective income tax rate for the years ended December 31, 1998 and 1997 follows:

                                                     1 9 9 8          1 9 9 7
                                                     ------------------------

Federal Statutory Income Tax Rate                        (34)%           (34)%
Change in Valuation Allowance                             34              34
                                                          ------------------

  Effective Income Tax Rate                               --              --
  -------------------------                               ==================

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #4



[3] Related Party Transactions

In August 1996, Hampton Tech Partners, LLC acquired $300,000 in promissory notes from the Company and 150,000 shares of Common Stock for the total consideration of $300,000. On September 20, 1996, the Company entered into a Purchase Agreement with Hampton Tech Partners II, LLC wherein Hampton Tech Partners II, LLC acquired 761,000 shares of Common Stock for $1,004,520 in cash or $1.32 per share. Private placement expenses of $77,400 were incurred during this transaction, reducing net cash proceeds to $927,120. Hampton Partners II received 227,273 shares in repayment of the $300,000 promissory notes with Hampton Tech Partners, LLC and 129, 151 shares in payment of private placement fees. Mr. Scott Robinson, a former director of the Company, is a member of Hampton Tech Partners and Hampton Tech Partners II, LLC. Mr. Robinson's brother, Mr. Jeffrey Robinson is the sole shareholder of Hampton Partners Investments, Inc., the Managing Member of Hampton Tech Partners and Hampton Tech Partners II, LLC.

On September 20, 1996, the Company entered into the Media Purchase Agreement with Proxhill Marketing Ltd., wherein Proxhill Marketing Ltd. agreed to sell $1,500,000 of media credits to the Company in consideration for the Company issuing 1,136,364 shares of Common Stock, representing a price of $1.32 per share. The total cost of such transaction was $1,608,170 including the value of the 127,262 warrants issued by the Company to Proxhill Marketing Ltd [See Note 13]. In connection with the private placement of the Shares of Hampton Tech Partners II, LLC, Hampton Tech Partners and Proxhill Marketing Ltd., First Capital Investments, Inc. a broker-dealer which is a member of the National Association of Securities Dealers, Inc. ["NASD"], received 242,272 Class A Warrants entitling it to acquire Common Stock for the price of $1.45 per share exercisable over a period ending July 31, 2001. For advertising and marketing services rendered to the Company in 1996 and 1997, Proxhill marketing Ltd. Also received 127,262 Class D Warrants, entitling it to acquire Common Stock for the price of $1.32 per share for a period ending July 31, 2001. As of December 31, 1996, the registration statement for the Class A Warrant Common Stock and Class D Warrant Common Stock had not been declared effective.

In 1996, Mr. Sol L. Berg, a former Director and former President of the Company, received 150,000 shares of Common Stock in exchange for shares of common stock in Decaf Products, Inc. ["DPI"] based on a conversion of .60 IMSCO Technologies, Inc. shares for 1.00 Decaf products, Inc. shares. In 1996, Mr. James G. Yurak, a former Director and former President of the DPI subsidiary, received 75,000 shares of Common Stock in exchange for shares of common stock in Decaf Products, Inc. ["DPI"] based on a conversion of .60 IMSCO Technologies, Inc. share for
1.00 Decaf Products, Inc. share. Mr. Yurak received another 75,000 shares of Common Stock in February 1997 upon the one year Anniversary of his employment agreement with DPI. In 1996, Dr. Alan Waldman entered into an understanding that he shall receive 100,000 shares of Common Stock representing payment for services due him under his consulting agreement through December 31,1996, with the shares vesting and being issued on January 1, 1997. In 1996, David E. Fleming, then a member of Epstein, Becker & Green, P.C., which was counsel to the Company, was granted 90,000 shares of the Company's Common Stock in exchange for shares of Common Stock in Decaf Products, Inc. ["DPI"] based on a conversion of .60 IMSCO Technologies, Inc. shares for 1.00 DecafProducts, Inc. shares, which shares will vest on January 1, 1997. In 1996, Mr. Vernon Oberholtzer, a former Director of the Company who resigned in February 1997, received stock options to acquire 10,000 shares for a price of $1.32, exercisable over a period ending December 31, 1999. In 1996, Universal Sales, Inc. ["Universal"], a sales and marketing company of which Mr. Victor Bauer, a former director of the Company, is President and a 50% shareholder, received cash compensation in the amount of $31,500 for services rendered to the Company, including the recruitment of the services of Mr. Abramson for the Company.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #5


[3] Related Party Transactions [Continued]

The balance of $29,800 Due to Stockholders relates to short-term loans to the Company in 1998. The loans are non-interesting bearing and are due on demand. During 1998, the Company received $38,300 in loans from the stockholders and repaid $11,500 of loans.

During 1998, the Company commenced leasing office space on a month-to-month basis from one of the stockholders of the Company. During the year ended December 31, 1998, the Company incurred $3,750 of rent expense under this lease.

[4] Research and Development Costs

During the years ended December 31, 1998 and 1997, the Company charged $29,900 and $66,251, respectively to research and development expense.

[5] Equity Transactions

Equity transactions during the year ended December 31, 1998 are as follows:

[A] Common stock issued pursuant to the exercise of stock warrants was as follows:


   Date            Number of Shares     Par Value     Paid-in Capital    Total

January 8                66,000        $       7        $   59,393    $   59,400
                         =======================================================

[B] Common stock issued in settlement of litigation was as follows:

   Date            Number of Shares     Par Value     Paid-in Capital    Total

January 13              150,000        $      15        $  591,674    $  591,689
March 30                249,081               24           946,679       946,703
                       ---------------------------------------------------------

  Totals                399,081        $      39        $1,538,353   $ 1,538,392
  ------               =========================================================


The Company will issue another 39,239 shares of common stock to one of the plaintiffs in this settlement upon resolution of plaintiff's tax lien. There will be no effect on total equity upon resolution of this matter. In addition, the settlement also called for the issuance of warrants for 400,000 shares of the Company's common stock [See Note 12].

[C] Common stock issued for services was as follows:


   Date        Number of Shares     Par Value     Paid-in Capital    Total

February 25            125,000        $      13        $  203,111   $   203,124
March 31                48,727                5            66,995        67,000
May 7                  339,184               34           508,742       508,776
August 6               100,000               10           124,990       125,000
                       --------------------------------------------------------

  Totals               612,911        $      62        $  903,838   $   903,900
  ------               ========================================================


[D] Common stock issued in private placement was as follows:

   Date        Number of Shares     Par Value     Paid-in Capital    Total

May 26              70,000        $       7        $   69,993    $   70,000
                    =======================================================

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #6



[5] Equity Transactions [Continued]

[E] Common stock issued pursuant to the exercise of stock options as follows:

   Date        Number of Shares      Par Value     Paid-in Capital    Total

May 28               16,750        $       2        $   24,998    $   25,000
                     =======================================================

[F] Series A convertible preferred stock issued in private placement as follows:

   Date        Number of Shares      Par Value     Paid-in Capital    Total

August 25            45,000        $       5        $  224,995    $  225,000
                     =======================================================

The Series A convertible preferred stock is convertible at the option of the holder into one share of the Company's common stock for every five shares of convertible preferred stock commencing three months after the date subscribed. A registration statement was to be filed and declared effective by November 30, 1998, registering the common shares available for conversion, or incur a penalty at the rate of 3% per month for the common shares to be registered. At December 31, 1998, the registration statement was not declared effective. Therefore, paid-in capital includes $253 for the obligation to issue 270 shares of the Company's common stock as of December 31, 1998. The registration statement has not become effective as of April 28, 1999 [See Note 16E].

[6] Fair Value of Financial Instruments

In assessing the fair value of financial instruments, the Company has used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For all financial instruments, including cash, due to stockholders and debt maturing within one year, it was estimated that the carrying amount approximated fair value for these financial instruments because of their short maturities.

[7] Commitments

Leases - The Company leases office space under an operating lease which expires in March of 2000. In addition to the minimum rentals, the Company is liable for contingent rentals based on its proportionate share of operating expenses, as defined.

In September 1996, the Company established an office at 950 Third Avenue, New York, New York, consisting of approximately 2,500 square feet of space, with the intention of conducting its sales, marketing and finance related activities. The Company has decided that it will be more efficient and cost effective to run all of its activities from the North Andover office for the near future. The lease at 950 Third Avenue, New York, was for a term of five years at an annual base rental of $32 per square foot. The 950 Third Avenue lease was terminated on July 10, 1997. The Company forfeited its security deposit and paid other fees due to the termination of the lease. Rental expense for the New York lease was $24,367 for the year ended December 31, 1997.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #7




[7] Commitments [Continued]

Leases [Continued] - Minimum annual rentals under non-cancelable operating leases having a term of more than one year are as follows:

Year ending
December 31,
    1999                                $    15,890
    2000                                      3,973
                                              -----

    Total                               $    19,863
    -----                               ===========

Total rental expense was $17,804 and $40,257 for the years ended December 31, 1998 and 1997, respectively.

PREPAID ADVERTISING CREDITS - Under a media Purchase Agreement with Proxhill Marketing Ltd., it contractually agreed to finance $1.5 million of media for the Company's public relations and advertising campaign through Grow Marketing Services ["GROW"], an independent marketing company. In exchange for the Company issuing 1,136,363 shares of its common stock, representing a price of $1.32 per share, the Company acquired the $1.5 million of prepaid, dedicated media credits [the "Media Credits"] and certain media services. The media Purchase Agreement expires at the end of sixty [60] months or upon the depletion of the prepaid media credits.

SALES AGREEMENT - On September 20, 1996, the Company entered into an agreement with NEWCO a privately held corporation based in St. Charles, Missouri for certain institutional manufacturing and marketing of the Decaffeination System. The Company agreed that NEWCO will have the exclusive right to sell the
DECAFFOMATIC to so-called "Office Coffee Supply" ["OCS"] subsection of the institutional coffee-maker market and will be the manufacturer of the DECAFFOMATIC for the institutional marketplace in North American for a period of three years. Under the NEWCO Agreement, NEWCO has also agreed to pay the costs of making final working models, and the cost of creating moulds and related parts for the DECAFFOMATIC device for the institutional coffee-maker marketplace. All of the technology and final commercial model designs of the Decaffeination System will be the property of the Company.

EMPLOYMENT AGREEMENTS - In October 1997, the company entered into employment agreement with three officers of the Company. Such agreements provide for total annual compensation of $385,000. Two of the agreements expire in 1999, the third expires in the year 2000. The agreement with one of the officers in 1998 provides for the granting of 250,000 warrants as amended to purchase the Company's stock at $1.50 per share from $2.00 per share. Compensation expense of $125,000 was recorded for this amendment to the warrants. The options expire May 30, 2003.

[8] Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern and realization of assets and settlement of liabilities and commitments in the normal course of business.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #8


[8] Going Concern [Continued]

As shown in the accompanying financial statements, the Company incurred a net loss of $2,881,162 primarily resulting from no revenues and utilized $768,184 in cash for operations during the year ended December 31, 1998. The significant operating losses as well as the uncertain sources of financing, create an uncertainty about the Company's ability to continue as a going concern. During 1999, the Company has reduced their monthly expenditures from approximately $65,000 to approximately $22,000. Management of the Company has developed a business plan to finance the Company through licensing of its technology and individual patent rights and sell its products to manufacturers. The Company will also seek financing through debt and equity financing [See Note 16B]. Additionally, the Company is negotiating to sell the prepaid advertising credits on an as needed basis at a discount of approximately 50%. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The continuation of the Company as a going concern is dependent upon the success of these plans.

There can be no assurances that management's plans to reduce operating losses and obtain additional financing to fund operations will be successful. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

[9] Development Stage Enterprise

On July 7, 1992, the Company discontinued operations relating to the sale of an automated luminometer. On July 22, 1992, the company and The General Hospital Corporation, doing business as Massachusetts General Hospital, entered a research agreement for $45,100, to perform the research and evaluation using the Company's electro-static filter. The Company is considered a development stage enterprise and it has been devoting substantially all of its efforts to developing, engineering and obtaining patents for new technologies relating to separation technologies for the medical and consumer product sectors. The Company applied for United States Patents covering its decaffeination and Plasma Pure separation technologies in 1993. With a prototype, marketing of this product began in December, 1993. Although no income has been received, letters of interest and royalty agreement negotiations have begun. The cumulative deficit during the development stage is $8,801,226 for the period July 7, 1992 through December 31, 1998.

[10] Advertising

The Company expenses advertising costs as incurred. For the years ended December 31, 1998 and 1997, advertising expense was $92,942 and $223,961, respectively.

[11] Stock Based Compensation

On May 21, 1996, the Board of Directors adopted the Employee Incentive Stock Option Program [the "Option Program"], which provides for the issuance of up to the lesser of 24% of the issued and outstanding Common Stock or 1,500,000 shares of Common Stock through the grant of incentive and non-qualified stock options. Stock options will be issued by action of the Board of Directors or its Compensation Committee [the "Administrator"] to key employees of the Company as a long-term incentive. Key employees will be designated by the Administrator in its sole discretion. Stock Options under the Option Program will provide for an exercise price per share determined by the Administrator [but not less than the par value of $.0001], subject to tax requirements in connection with incentive stock options. No payment will be required from participants in connection with grants. The options will be execisable as specified by the Administrator at the time of grant, although the tax benefits of incentive stock options described below will be unavailable if the option is exercised less than one year after grant. Options will be exercisable for a period determined by the Administrator but not in excess of 10 years after grant.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #9


[11] Stock Based Compensation [Continued]

The following table summarizes the activity in common shares subject to options.

                                                        1 9 9 8               1 9 9 7
                                                        -----------------------------
                                                             Weighted               Weighted
                                                              Average                Average
                                                             Exercise               Exercise
                                                  Shares       Price     Shares       Price

Outstanding - Beginning of Years                  110,000   $       1.45          110,000 $   1.45
Granted or Sold During the Years                  266,750   $       1.50          --      $   --
Canceled During the Years                              --   $      --          -- $      --
Expired During the Years                               --   $      --          -- $      --
Exercised During the Years                        (16,750)  $       1.50          --      $   --
                                                  -------                         --------

  Outstanding - End of Years                      360,000   $       1.48          110,000 $   1.45
                                                  ==========                      ========

  Exercisable - End of Years                      360,000   $       1.48          110,000 $   1.45
                                                  ==========                      ========


The following table summarizes stock options information as of December 31, 1998:

                                               Options Outstanding
                                                   Weighted-
                                                    Average    Weighted-
                                                   Remaining    Average
                                        Number    Contractual  Exercise
Exercise Price                        Outstanding    Life        Price

$.90                                     10,000           1.0 $        .90
$1.50                                   350,000           5.3 $       1.50
                                        ----------------------------------

  Totals                                360,000           5.2 $       1.48
  ------                                ==================================

The exercise prices of the options outstanding at December 31, 1998, range between $.90 and $1.50 with a weighted average contractual life of 5.2 years.

The following table summarizes the activity in common shares subject to warrants:

                                                        1 9 9 8               1 9 9 7
                                                        -----------------------------
                                                             Weighted               Weighted
                                                              Average                Average
                                                             Exercise               Exercise
                                                  Shares       Price     Shares       Price

Outstanding - Beginning of Years                  785,645   $   1.59          485,534 $   1.28
Granted or Sold During the Years                  990,000   $   1.30          300,111 $   2.08
Canceled During the Years                        (250,000)  $   2.00          --      $   --
Expired During the Years                               --   $  --             --      $   --
Exercised During the Years                        (66,000)  $    .90          --      $   --
                                                  -------                     --------

  Outstanding - End of Years                    1,459,645   $   1.35          785,645 $   1.59
                                                ============                  ========

  Exercisable - End of Years                    1,459,645   $   1.35          785,645 $   1.59
                                                ============                  ========

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #10



[11] Stock Based Compensation [Continued]

The following table summarizes stock warrants information as of December 31, 1998:

                                                   Weighted-
                                                    Average    Weighted-
                                                   Remaining    Average
                                        Number    Contractual  Exercise
Exercise Prices                       Outstanding    Life        Price

$.90 - $1.00                            440,000           3.8 $        .99
$1.32 to $1.50                          969,534           3.7 $       1.46
$2.50                                    50,111           4.0 $       2.50
                                      ------------------------------------

  Totals                              1,459,645           3.7 $       1.35
  ------                              ====================================

The Company applies Accounting Principles Board Opinion No. 25 ["APB No. 25"], Accounting for Stock Issued to Employees, and related interpretations, for stock options issued to employees in accounting for its stock options plans. For the year ended December 31, 1998, stock compensation of $133,375 was recognized for stock-based employee amounts.

The exercise prices of the warrants outstanding at December 31, 1998 range between $.90 and $2.50 with a weighted average contractual life of 3.7 years.

Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net loss and loss per share would have been recorded as follows:

                                                       December 31,
                                                   1 9 9 8       1 9 9 7

Net Loss as Reported                           $  (2,881,162)  $(3,631,105)
                                               =============   ===========

Pro Forma Net Loss                             $  (2,881,162)  $(3,916,105)
                                               =============   ===========

Net Loss Per Share as Reported                 $       (0.39)   $    (0.57)
                                               =============   ===========

Pro Forma Net Loss Per Share                   $       (0.39)   $    (0.62)
                                               =============   ============

The weighted average grant date fair value of options and warrants granted in 1998 and 1997 was $1.34 and $1.14, respectively.

The fair value of each option and warrant granted is estimated on the grant date using an option pricing model which takes into account, as of the grant date, the exercise price and the expected life of the option or warrant, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the expected term of the option or warrant. The following is the average of the data used for the following items:

                                                       1 9 9 8         1 9 9 7
                                                       -----------------------

Expected Life [Years]                                      5              5
Risk-Free Interest Rate                                    5  %           6  %
Expected Dividends                                        --             --
Expected Volatility                                       76  %          74  %

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #11



[12] Litigation

In June 1997, an action was commenced against the Company by Edmund Abramson and by WRA Consulting, Inc. in the Eleventh Judicial Circuit of Dade County, Florida. Abramson alleged breach of contract, claims damages of $1,400,000, plus attorneys fee. WRA alleged breach of contract, failure of the Company to deliver 150,000 registered shares of common stock and 150,000 warrants to purchase common stock to WRA Consulting, Inc. and claims damages in the amount of $800,000, plus attorneys fees. In January 1998, the action was settled by the Company agreeing to issue a total of 438,320 shares of common stock and 400,000 warrants to purchase common stock at $1.32 and $2.00. $1,538,392 was included in accrued expenses at December 31, 1997 [See Note 5B].

On March 5, 1998, an action was commenced against the Company by BPV Enterprises, Inc. doing business as Universal sales in the Supreme Court of the State of New York, County of Suffolk. The plaintiff alleges breach of contract, claiming damages of $337,000 plus attorney's fees. In addition, plaintiff also claims that the Company owes the Enterprise 75,000 shares of the Company's common stock and 75,000 warrants to purchase the Company's common stock for recruitment services that were performed for the Company during 1996. The Company's counsel cannot predict the outcome of this matter although it believes it has meritorious defenses and will vigorously defend the action. Therefore, no accrual has been made at December 31, 1998. However, if such defenses are unsuccessful, it may have a material adverse impact on the results of operations and financial condition of the Company. The chairman of the Company, is a 50% shareholder of the Plaintiff [See Note 3].

On December 24, 1998, a second action was commenced against the Company and the Chairman and Chief Executive Officer of the Company by BPV Enterprises, Inc. doing business as Universal Sales, and Victor Bauer in the Supreme Court of the State of New York, County of Suffolk. The plaintiff alleges breach of contract under a sales and service administration agreement claiming a commission equal to 2.5% of the Company's sales in excess of $5,000,000 per year, and a standard sales commission equal to 2.5% per year of revenues derived from customers obtained by the plaintiff. The plaintiff also alleges the amount of potential lost commissions to be $25,000,000. Additional causes of action, against the Chairman and Chief Executive Officer of the Company include breaches of his roles and duties for the plaintiff and unjust enrichment. The Company's counsel cannot predict the outcome of this matter although it believes it has meritorious defenses and will vigorously defend the action. Therefore, no accrual has been made at December 31, 1998. However, if such defenses are unsuccessful, it may have a material adverse impact on the results of operations and financial condition of the Company.

[13] Restatement

The Company's statement of stockholders' deficit has been restated to record the effect of the additional cost of media credits obtained from Proxhill Marketing, Ltd. in 1996 [See Note 3]. Such amount was $108,170, and represents the cost of warrants issued to Proxhill Marketing Ltd. The effect of such restatement of the 1996 financials was to increase prepaid advertising credits and additional paid-in capital. Such restatement had no affect on the statement of operations.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #12



[14]  New Authoritative Accounting Pronouncements

The Financial Accounting Standard Board ["FASB"] has issued Statement of Financial Accounting Standards ["SFAS"] No. 133, "Accounting for Derivative
Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it its designated, for example, gain or losses related to changes in the fair value of a derivative not designated as a hedging instrument is recognized in earnings in the period of the change, while certain types of hedges may be initially reported as a component of other comprehensive income [outside earnings] until the consummation of the underlying transaction.

SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of SFAS No. 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application of all of the provisions of SFAS No. 133 is encouraged, but it is permitted only as of the beginning of any fiscal quarter. SFAS No. 133 is not to be applied retroactively to financial statements of prior periods. The Company does not currently have any derivative instruments and is not currently engaged in any hedging activities.

[15] Notes Payable

Notes payable at December 31, 1998 consisted of the following:

Senior secured promissory notes payable,
  due January 31, 1999, including interest
  at 10%, collateralized by all of the assets
  of the Company.                                            $   100,000

Senior secured convertible promissory notes
  payable due January 31, 1999 including
  interest at 10%, collateralized by all of the
  asset of the Company.                                          290,000

  Total                                                      $   390,000
                                                             ===========

The holders of the senior secured promissory notes payable of $100,000 received warrants to purchase 100,000 shares of the Company's common stock at $1.00 per share. The Company recorded paid-in capital and deferred finance costs of $80,505 to be amortized over four months. During the year ended December 31, 1998, $60,379 was amortized as interest expense. The warrants expire in September 2003. The notes were paid in 1999.

The senior secured convertible promissory notes payable of $290,000 are convertible into shares of the Company's common stock at any time prior to the due date of the notes. The notes may be converted into shares of the Company's common stock at the rate equal to the lessor of (a) $1.00 per share of common stock, or (b) eighty percent at the average closing "bid" price of the Company's publicly traded common stock for the five trading days immediately preceding the conversion. Additionally, the notes included warrants to purchase 290,000 shares of the Company's common stock at $1.00 per share. The Company recorded paid-in capital and deferred finance costs of $218,580 to be amortized over three and a half months. During the year ended December 31, 1998, $156,129 was amortized as interest expense. The warrants expire in October 2003 [See Note 16D].

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #13



[16] Subsequent Event

[A] Issuance of Common Stock - On January 15, 1999, the Board of Directors of the Company authorized the issuance of 80,000 shares of the Company's common stock to satisfy accrued expenses at December 31, 1998 of $63,000 and for services to be performed January through April 1999 in the amount of $12,000.

[B] Financing - On February 9, 1999, the Company completed a private offering of $600,000 of 8% convertible debentures due January 31, 2002 and 120,000 warrants to purchase the Company's common stock at $1.50 per share until January 31, 2002. Interest is payable quarterly in cash or common stock at the option of the Company. The debentures are convertible in $5,000 multiples into shares of the Company's common stock at a conversion price for each share of common stock equal to 75% of the market price at the conversion date, but no more than $1.00 per share. The 25% fair market value adjustment at date of issue will be an additional cost to the Company in the year exercised.

[C] Termination of Officer - On March 22, 1999, the Company terminated the employment contract of the president of the Company, for cause, as he violated the terms of his employment agreement which was to expire in October 1999.

[D] Defaults on Convertible Promissory Notes - Two of the senior secured convertible promissory notes payable due January 31, 1999 were extended until May 25, 1999 and in consideration of the extension the exercise price of the warrants was decreased to $.40 per share. This will result in a financing cost in 1999 of $21,000. The Company did not pay these notes on May 25, 1999. The Company has not received any notices of default, however, all five of the senior secured convertible promissory notes are deemed to be in default in the total amount of $118,355 plus interest because of failure to receive extension or pay timely.

[E] Waiver of Penalty - On May 26, 1999, the holder of the Series A Convertible Preferred Stock agreed that the penalty for the related registration rights shall apply and accrue up and until April 30, 1999, however, thereafter the penalty for failure to achieve the required registration shall cease.